UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – August 11, 2006
BROADWING CORPORATION
(Exact name of registrant as specified in its charter)

52-2041343
DELAWARE	0-30989	(I.R.S. Employer of Incorporation
(State or other jurisdiction)	(Commission File Number)	Identification No.)
1122 Capital of Texas Highway
Austin, Texas 78746
(Address of principal executive offices)
Registrant’s telephone number, including area code: (512) 742-3700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Consent of KPMG LLP, Independent Registered Public Accounting Firm

Item 8.01. Other Events
     To allow for incorporation into the Registrant’s Registration Statement on Form S-3, to be filed on or around August 11, 2006 with the Securities and Exchange Commission (SEC), and into other applicable SEC filings, if any, attached are:
•	Report of KPMG LLP, Independent Registered Public Accountants;

•	Consolidated Balance Sheets – December 31, 2004 and December 31, 2005;

•	Consolidated Statements of Operations – Fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

•	Consolidated Statements of Stockholders’ Equity – Fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

•	Consolidated Statements of Cash Flows – Fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005; and

•	Notes to Consolidated Financial Statements.
     These consolidated financial statements, as contained herein, are the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 6, 2006, with the addition of Note 20 – Financial Information for Debt Issuer and Guarantor Subsidiaries and Non-Guarantor Subsidiaries. There has been no change to the previously filed consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with SEC on March 6, 2006 other than the addition of Note 20 — Financial Information for Guarantor and Non-Guarantor Subsidiaries.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.

Exhibit	Description
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Broadwing Corporation:
     We have audited the accompanying consolidated balance sheets of Broadwing Corporation and subsidiaries (Broadwing) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadwing Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Broadwing’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 4, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/: KPMG LLP
Austin, Texas
March 4, 2006, except as to note 20,
which is as of August 11, 2006.

BROADWING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$124,540	$66,706
Short-term investments	100,139	42,648
Trade accounts receivable, net of allowances of $50,136 and $36,977 at December 31, 2004 and 2005, respectively	94,731	75,579
Prepaids and other current assets	24,027	18,565

Total current assets	343,437	203,498
Restricted cash, non-current	13,911	14,606
Long-term investments	49,676	—
Property and equipment, net	286,038	260,681
Goodwill	48,696	58,354
Intangible assets, net	30,152	24,820
Other non-current assets, net	9,080	11,545

Total assets	$780,990	$573,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$117,324	$33,072
Accounts payable	12,452	32,221
Accrued expenses and other liabilities	45,882	42,113
Accrued payroll	8,057	12,231
Accrued communication service costs	41,089	25,441
Deferred revenue, current portion	7,072	6,941
Accrued restructuring and other charges	8,620	3,965

Total current liabilities	240,496	155,984
Notes payable, net of discounts, and capital lease obligations, net of current portion	52,218	20,819
Deferred revenue, net of current portion	18,288	17,939
Other long-term liabilities	14,949	13,750

Total liabilities	325,951	208,492
Commitments and contingencies
Stockholders’ equity:
Common stock—$0.01 par value; 1,900,000,000 shares authorized; 68,424,060 shares issued and 67,195,880 shares outstanding as of December 31, 2004; 75,266,437 shares issued and 74,038,257 shares outstanding as of December 31, 2005	679	747
Treasury Stock (1,228,180 shares at December 31, 2004 and December 31, 2005, at cost)	(9,512)	(9,512)
Additional paid-in capital	3,137,928	3,180,764
Accumulated other comprehensive loss:
Unrealized investment losses	(717)	(220)
Accumulated deficit	(2,673,339)	(2,806,767)

Total stockholders’ equity	455,039	365,012

Total liabilities and stockholders’ equity	$780,990	$573,504

See accompanying notes to consolidated financial statements.

BROADWING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Revenue	$314,314	$672,280	$879,106
Total cost of revenue:	265,019	455,429	580,441
Research and development (including equity based expense of $12,659, $3,776, and $645 for the year ended December 31, 2003, 2004, and 2005, respectively)	59,461	18,771	6,817
Sales, general and administrative (including equity based expense of $7,938, $4,858, and $3,844 for the year ended December 31 2003, 2004, and 2005, respectively)	159,673	260,640	308,882
Litigation settlement	—	—	2,000
Depreciation	34,529	56,928	96,075
Amortization	6,913	4,632	5,631
Restructuring and other charges	59,381	3,946	1,361

Total operating expenses	584,976	800,346	1,001,207
Operating loss	(270,662)	(128,066)	(122,101)
Other income, net	10,308	7,160	7,032
Interest expense, net of capitalized amounts	(504)	(31,275)	(18,359)

Net loss before minority interest	(260,858)	(152,181)	(133,428)
Minority interest	387	—	—

Net loss	$(260,471)	$(152,181)	$(133,428)

Basic and diluted net loss per common share	$(6.05)	$(2.86)	$(1.83)
Basic and diluted weighted average common shares	43,060	53,217	72,894
See accompanying notes to consolidated financial statements.

BROADWING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

						Accumulated
			Additional	Stockholder		Other		Total
	Common Stock		Paid-in-	Note	Treasury	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Stock	Income (Loss)	Deficit	Equity
Balance at December 28, 2002	41,311,360	$414	$2,812,979	$(32)	$(4,405)	$(8,191)	$(2,260,687)	$540,078
Exercise of stock options and employee stock purchase plan	1,013,435	10	4,612	—	—	—	—	4,622
Private Placement	6,727,828	66	73,728	—	—	—	—	73,794
Acquisition of minority interest in Broadwing Communications, LLC	275,000	3	11,914	—	—	—	—	11,917
Collection of shareholder note	—	—	—	32	—	—	—	32
Equity-based expense	—	—	24,604	—	—	—	—	24,604
Foreign exchange adjustment	—	—	—	—	—	8,215	—	8,215
Unrealized gains on investments	—	—	—	—	—	(15)	—	(15)
Treasury stock purchase, 636,750 shares at cost	—	—	—	—	(5,107)	—	—	(5,107)
Net loss	—	—	—	—	—	—	(260,471)	(260,471)

Balance at December 31, 2003	49,327,623	493	2,927,837	—	(9,512)	9	(2,521,158)	397,669
Exercise of stock options, warrants, and employee stock purchase plan	804,680	8	6,031	—	—	—	—	6,039
Warrants issued with convertible notes	—	—	33,222	—	—	—	—	33,222
Repayment of convertible notes and accrued interest with common stock	9,649,928	92	67,595	—	—	—	—	67,687
Equity-based expense	—	—	9,261	—	—	—	—	9,261
Acquisition of Focal	8,641,829	86	93,982	—	—	—	—	94,068
Unrealized loss on investments	—	—	—	—	—	(726)	—	(726)
Net loss	—	—	—	—	—	—	(152,181)	(152,181)

Balance at December 31, 2004	68,424,060	679	3,137,928	—	(9,512)	(717)	(2,673,339)	455,039
Exercise of stock options, warrants, and employee stock purchase plan	542,737	5	1,557	—	—	—	—	1,562
Repayment of convertible notes and accrued interest with common stock	6,299,640	63	36,790	—	—	—	—	36,853
Unrealized loss on investments	—	—	—	—	—	497	—	497
Equity-based expense	—	—	4,489	—	—	—	—	4,489
Net loss	—	—	—	—	—	—	(133,428)	(133,428)

Balance at December 31, 2005	75,266,437	$747	$3,180,764	$—	$(9,512)	$(220)	$(2,806,767)	$365,012

See accompanying notes to consolidated financial statements.

BROADWING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Cash flows from operating activities:
Net loss	$(260,471)	$(152,181)	$(133,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,442	60,291	101,707
Equity-based expense	20,597	8,634	4,489
Provision for bad debt and sales allowances	15,412	22,848	37,794
Deferred financing, original issue discount amortization, and accretion of interest	—	21,477	10,827
Amortization of deferred revenue and other	—	(3,016)	(1,520)
Non-cash restructuring, goodwill and asset impairments, inventory write-downs and other charges	71,455	—	(797)
Minority interest	(387)	—	—
Changes in operating assets and liabilities, excluding acquired amounts:
Accounts receivable	8,467	(30,872)	(15,617)
Inventories	(21,921)	(228)	1,179
Other current and non-current assets	8,789	(245)	4,199
Accounts payable	(40,182)	(32,376)	19,657
Other accrued expenses and deferred revenue	(26,595)	(7,157)	(29,741)

Net cash used in operating activities	(183,394)	(112,825)	(1,251)

Cash flows from investing activities:
Purchase of property and equipment	(12,243)	(74,724)	(55,255)
Ciena equipment deposit	—	—	(11,000)
Proceeds from the sale of property and equipment	—	1,720	788
Purchase of investments	(86,772)	(216,519)	(512,479)
Sale of investments	95,543	128,778	619,852
Decrease in deposits and other long-term assets	2,850	—	—
Cash acquired in business combinations, net of acquisition costs	—	10,510	—
Broadwing Communication Services, Inc. acquisition	(81,097)	10,000	—
Purchase of minority interest in Broadwing Communications, LLC	(1,789)	—	—

Net cash provided by (used in) investing activities	(83,508)	(140,235)	41,906

Cash flows from financing activities:
Increase in restricted cash and deferred financing costs	(4,704)	(4,269)	(2,185)
Proceeds from private placement of common stock	73,794	—	—
Proceeds from stock options and warrants exercised	4,622	6,016	1,529
Proceeds from repayment of shareholder note	32	—	—
Proceeds from the issuance of convertible notes and associated warrants	—	217,750	—
Repayment of notes payable and capital lease obligations	(1,055)	(76,887)	(97,833)
Purchase of treasury stock	(5,107)	—	—

Net cash provided by (used in) financing activities	67,582	142,610	(98,489)

Cash effect of foreign exchange adjustment	477	—	—

Net decrease in cash and cash equivalents	(198,843)	(110,450)	(57,834)
Cash and cash equivalents—beginning of period	433,833	234,990	124,540

Cash and cash equivalents—end of period	$234,990	$124,540	$66,706

Supplemental disclosure of cash flow information:
Interest paid	$410	$3,241	$5,890

Supplemental disclosure of noncash activities:
Repayment of convertible notes with common stock	$—	$67,687	$32,080
Assets acquired through capital lease	—	679	2,266
Deposit with Ciena converted to equipment	—	—	7,613
Purchase business combination consideration paid with common stock	—	94,068	—
Inventory installed as fixed assets	$13,685	$1,000	$—

See accompanying notes to consolidated financial statements.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies
     (a) Nature of Business and Basis of Presentation
          Broadwing Corporation and subsidiaries (“Broadwing” or the “Company”), formerly known as Corvis Corporation, operates within the communications industry. The consolidated financial statements include Broadwing Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
          The Company is based in Austin, Texas, and it is a provider of data and Internet, broadband transport, and voice communications services throughout the United States. On June 13, 2003 the Company acquired most of the assets and certain of the liabilities of Broadwing Communication Services, Inc., which had been one of the Company’s largest communications equipment customers. Excluding post-acquisition intercompany sales, Broadwing Communications Services, Inc. represented 43% and 12% of the Company’s total annual revenue in 2002 and 2003, respectively.
          In April 2005, we began exploring strategic alternatives associated with our OCS product in an effort to more closely focus our resources on our communications services operations. During the second quarter of 2005, we committed to a plan to curtail our OCS production and development. In addition, our remaining equipment division operations will focus solely on supporting our communications services division.
          On September 1, 2004, the Company consummated its acquisition of Focal Communications Corporation (“Focal”). Focal was a Chicago-based competitive local exchange carrier that provides voice and data solutions to enterprises, carriers and resellers. The results of Broadwing Communication Services, Inc. and Focal have been included in the consolidated financial statements from the dates of their respective acquisitions.
          Effective June 30, 2003, the Company changed its accounting reporting cycle from a 52- or 53-week fiscal year-end, ending on the Saturday closest to December 31, to a calendar quarter and year-end.
     (b) Cash and Cash Equivalents
          The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Any such securities are stated at fair market value and unrealized holding gains and losses are recognized as a component of other comprehensive income (loss).
     (c) Restricted Cash
          Restricted cash primarily relates to escrow accounts established in conjunction with outstanding irrevocable letters of credit associated with lease obligations for various business arrangements. As of December 31, 2005 and 2004, restricted cash totaled $14.6 million and $13.9 million, respectively.
     (d) Short-term and Long-term Investment Securities
          Short-term and long-term investment securities at December 31, 2005 and 2004 consist of U.S. corporate obligations with an original maturity greater than three months and all auction rates securities. The Company classifies these securities as available-for-sale securities. Available-for-sale securities are recorded at fair market value and unrealized holding gains and losses are excluded from operations and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.
          A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair market value. The impairment is charged to operations and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield the effective interest method. Dividend and interest income are recognized when earned.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     (e) Revenue and Cost of Revenue
          Revenue and related reserves from services are recognized when the services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship.
          The Company records specific reserves to reduce revenue and related trade accounts receivable when significant uncertainties exist related to the collectibility of service billings. The Company also records reserves associated with routine service credits granted to customers.
          At December 31, 2005, a significant portion of these reserves primarily relate to reciprocal compensation and carrier access billings (“CABS”), associated with disputed contracts acquired in the Focal purchase. These disputed amounts relate to service periods both before and after the acquisition date. Certain carriers have disputed certain charges as inappropriate or outside the scope of existing tariffs or contractual agreements. Trade accounts receivable from reciprocal compensation and carrier access billing totaled $31.4 million with associated credit allowances totaling $20.3 million.
          Indefeasible right-of-use (“IRU”) agreements represent the lease of network capacity or dark fiber and are recorded as deferred revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically pays cash upon execution of the contract, and the associated IRU revenue is then recognized over the life of the agreement as the services are provided, beginning on the date of customer acceptance. In the event the buyer of an IRU terminates a contract prior to the contract expiration and releases the Company from the obligation to provide future services, the remaining unamortized deferred revenue is recognized in the period in which the contract is terminated. Non-cash IRU revenue for the years ended, December 31, 2003, 2004 and 2005 comprised approximately 1%, 3% and 2% of revenue, respectively.
          Cost of revenue primarily reflects access charges paid to local exchange carriers and other providers as well as transmission lease payments to other carriers. Cost of revenue excludes depreciation and amortization expense. Additionally, as a result of the Focal acquisition, communications services cost of revenue now includes inter-carrier compensation paid to carriers to terminate or originate traffic on their networks. inter-carrier compensation rates are subject to regulatory oversight. There are two primary forms of inter-carrier compensation: access charges and reciprocal compensation. The Company is subject to access charges, which are related to the origination and termination of long distance calls, and reciprocal compensation, which is related to the termination of local calls. Inter-carrier compensation charges are based on minutes of use and vary based on customer calling patterns.
          The Company performs bill verification procedures to ensure that there are no errors in access vendors’ billed invoices. The bill verification procedures include the examination of bills, the comparison of rates between billed rates with rates used by the Company’s expense estimation systems, the comparison of circuits billed to a database of active circuits, and evaluating the trend of invoiced amounts by vendors, including the types of charges being assessed. If the Company concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to cost of revenue and a corresponding increase to the accrued communication service costs for the disputed amounts, unless past experience or other corroborating evidence indicates that it is not probable that it will ultimately be required to pay. If an agreement is reached with a vendor in which the Company settles a disputed amount for less than the corresponding accrual, a gain is recognized in the period in which the settlement is reached. Previously unaccrued disputes are reviewed periodically to assess whether a loss has become probable and estimable, in which case an accrual is established.
     (f) Accounts Receivable Allowances
          The Company records specific reserves to reduce revenue and related trade accounts receivable when significant uncertainties exist related to the recoverability of certain service billings. The Company also records estimates of reserves for routine service credits granted to customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
Company determines the estimate of the allowance for doubtful accounts based on a variety of factors, including the length of time receivables are past due, the customers’ financial condition and historical experience. The following is a summary of accounts receivable allowances for activity and balances:

	Balance at					Balance at
	beginning of Period	Other		Provisions	Deductions	End of Period
Year ended December 31, 2003	$—	$27,072	(a)	$15,412	$(22,491)	$19,993
Year ended December 31, 2004	$19,993	$34,467	(b)	$22,848	$(27,172)	$50,136
Year ended December 31, 2005	$50,136	$—		$37,794	$(50,953)	$36,977

(a)	Amounts acquired in the June 13, 2003 acquisition of Broadwing Communication Services, Inc.

(b)	Amounts acquired in the September 1, 2004 acquisition of Focal Communications Corporation
(g)	Property and Equipment
          Property and equipment is recorded at cost, or fair value if acquired in a business combination. Depreciation and amortization is provided for using the straight-line method over the estimated useful life. Repairs and maintenance are charged to expense as incurred. Costs associated with uncompleted portions of the Company’s network, including components inventory awaiting installation, are classified as construction in process in the accompanying consolidated financial statements.
          Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.
(h)	Goodwill and Other Intangible Assets
          Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and such intangible assets are not amortized.
          Goodwill and intangible assets not subject to amortization are tested annually in the fourth quarter for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
(i)	Recoverability of Long-lived Assets
          In accordance with SFAS No. 144, long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is estimated by an analysis of discounted projected cash flows to be generated by the asset. Assets to be disposed of are separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less selling costs, and are no longer depreciated.
(j)	Accounting for Asset Retirement Obligations
          SFAS No. 143, “Accounting for Asset Retirement Obligations,” addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
liability for an asset retirement obligation required to be settled under law or written or oral contract. If a reasonable estimate of fair value can be made, the fair value of the liability will be recognized in the period it is incurred, otherwise in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. The Company implemented SFAS No. 143 on January 1, 2003.
          In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. The provision is effective no later than the end of the fiscal year ending after December 15, 2005. The adoption of FIN 47 has not had a material impact on our consolidated results of operations and financial condition.
          The Company leases various facilities in which communication equipment is located. Terminating and decommissioning these facilities requires the removal of any assets and restoration of the lease space to its original condition. Accordingly, upon adoption of SFAS No. 143, the Company recorded an estimated asset retirement obligation of $2.7 million, which was estimated using management’s, estimate of the expected future cash expenditures. In addition, the Company recorded an asset retirement obligation related to Focal’s leased facilities in the amount of $1.9 million during the third quarter of 2004. During the fourth quarter 2004, the Company downwardly revised prior reserve estimates by $1.6 million as actual closure costs incurred were at rates below the Company’s original estimates. The present value of all asset retirement obligations was calculated using a discount rate of 8% over the estimated remaining life of the lease. The following table displays the activity and balance of the liability account for the periods ended December 31, 2005 (in thousands):

Asset
Retirement
Obligation
Balance at December 31, 2003	2,857
Focal acquisition	1,927
Accretion of interest	422
Liabilities settled	(283)
Additions	11
Change in estimate	(1,586)
Balance at December 31, 2004	$3,348
Accretion of interest	272
Liabilities settled	—
Additions	—
Change in estimate	—
Balance at December 31, 2005	$3,620
(k)	Research and Development
          Research and development costs are expensed as incurred.
(l)	Income Taxes
          The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be recovered.
(m)	Advertising costs.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
          Costs related to advertising are expensed as incurred and are included in selling, general and administrative in our consolidated statements of operations.
(n)	Net Loss Per Common Share
          The computations of basic and diluted net loss per common share are based on the weighted average number of common shares outstanding during the period. Dilutive earnings per share give effect to all potentially dilutive common securities. Potentially dilutive securities include stock options warrants and convertible debt.
(o)	Uses of Estimates
          Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, recoverability of assets, impairment, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to threatened or pending legal and tax matters. If a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates.
(p)	Stock split and stock dividend
          On October 8, 2004, the Company completed a 1-for-20 reverse stock split, resulting in every twenty shares of common stock to be combined into one share of common stock. Immediately following the stock split, the Company enacted a one time, 1-for-1 stock dividend for all shareholders of record as of October 8, 2004, effectively resulting in a 1-for-10 reverse stock split. The stock split and stock dividend affects all of the Company’s stock, stock options and warrants outstanding on the record date. The consolidated financial statements have been retroactively adjusted to reflect the stock split and stock dividend for all periods presented.
(q)	Stock Options and Warrants
          The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss if the fair-value based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share data).

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

	Year End
	December 28,	December 31,	December 31,
	2003	2004	2005
Net loss	$(260,471)	$(152,181)	$(133,428)
Deduct total stock-based employee compensation expense determined under the fair-value based method for all awards	(66,201)	(32,527)	(11,272)
Add back stock-based employee compensation expense included in reported net loss	24,604	8,264	4,489

Pro forma net loss	$(302,068)	$(176,444)	$(140,211)

Pro forma basic and diluted net loss per common share	$(7.02)	$(3.32)	$(1.92)

     (r) Reclassifications
          Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification of auction rate securities in the amount of $21.5 million and $25.4 million to short-term investments at December 31, 2003 and 2004, respectively. Auction rate securities, because of the short duration of their reset periods, were previously included in cash and cash equivalents for all periods presented. As a result of this reclassification, the Company’s cash flow from investing activities now includes the investments and sales of auction rate securities for all periods presented. Additionally, equity based expense was reclassified in the consolidated statements of operations in accordance with Staff Accounting Bulletin No. 107. These reclassifications had no impact on previously reported total current assets, total assets, or net loss and does not affect previously reported cash flows from operating activities.
     (s) New Accounting Standards
          In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R is a revision of FASB SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123R are effective for public entities that do not file as small business issuers as of the beginning of the annual reporting period that begins after June 15, 2005. We have previously issued employee stock options for which no expense has been recognized, and which will not be fully vested as of the effective date of SFAS No. 123R. We believe the impact of adopting SFAS No. 123R, based on our unvested options outstanding at December 31, 2005, will be to increase our pre-tax stock-based compensation expense in 2006 between $5.5 million and $7.5 million. The preceding excludes restricted stock based compensation, which is estimated to be $3.8 million based on outstanding units at December 31, 2005.
          In November 2004, the FASB issued SFAS No.151, Inventory Costs, amendment to ARB No. 43 Chapter 4, (SFAS No. 151) which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the impact of SFAS No. 151 to have a material effect our financial position, results of operations or liquidity.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We are required to adopt SFAS 153 effective January 1, 2006.
          In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 which for us will be as of the beginning of fiscal 2007.
(2) Acquisitions
     (a) Broadwing Communication Services, Inc.
          On February 23, 2003, the Company entered into an agreement to invest approximately $129.0 million, including acquisition costs, for most of the assets and certain of the liabilities of Broadwing Communications Services, Inc. This purchase price was subject to a pre-closing reduction of up to $14.3 million if Broadwing Communications Services, Inc. failed to reach certain revenue and EBITDA targets, as defined in the agreement, and a post-closing reduction of an additional $10.0 million if certain EBITDA targets, as defined in the agreement, were not reached in a one-year period after the closing. The agreement also committed Broadwing Communications Services, Inc. to make capital expenditures of $3.0 million each month, consistent with its financial plan. On June 6, 2003, the parties agreed to reduce the purchase price by $7.2 million due to failure to meet the revenue target and by an additional $7.2 million for failure to achieve the targeted financial results. An additional reduction in the purchase price of approximately $23.0 million was negotiated reflecting the seller’s desire to forego making additional required capital expenditures as required under the agreement, such as equipment and network upgrades, and to accelerate the closing of the transaction. These reductions reduced the purchase price to $92.9 million, including acquisition costs. The Broadwing Communication Services, Inc. acquisition closed on June 13, 2003. Subsequently, in November 2003, the parties agreed on an additional post-closing reduction in the purchase price to $81.1 million, net of purchase adjustments and acquisitions costs, as negotiated pursuant to working capital and receivable adjustment obligations set forth in the agreement and the Company’s release of certain warranties. In addition, during the third quarter of 2004, the Company adjusted the value of its fixed assets purchased pursuant to the terms of the original purchase agreement whereby the Company would receive an additional $10.0 million reduction in price if certain EBITDA targets were not met for the period from July 1, 2003 to July 1, 2004. On November 3, 2004, the seller paid the $10.0 million purchase price adjustment in full.
          At the date of acquisition, the Company held a 96% ownership interest and appointed four of the six board members of a holding Company that in turn owned Broadwing Communications, LLC. Cequel III, LLC (Cequel) contributed approximately $0.9 million for a 1% ownership interest and the ability to appoint two of the six board members of the holding Company. Cincinnati Bell, previously the parent company of Broadwing Communications Services, Inc., retained a 3% non-voting equity interest in the venture. In addition, the Company entered into a management services agreement with Cequel, in which Cequel would manage the day-to-day operations of Broadwing Communications, LLC.
          On November 20, 2003, the Company acquired Cequel’s 1% equity stake and additional interests in Broadwing Communications, LLC and terminated its management services agreement in exchange for a combination of cash and equity. In addition, the Company entered into a new master network services agreement to provide Cequel services over a four-year period at prices ranging from cost reimbursement to current market pricing. As a result of this agreement, the Company recorded restructuring charges of $18.5 million in the fourth quarter of 2003.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     (b) Focal
          On September 1, 2004, the Company invested approximately $97.7 million, including acquisition costs, and assumed $98.1 million in debt to acquire 100% of the voting equity interest of Focal. Focal operating results subsequent to September 1, 2004 are included in the consolidated financial statements.
          The Merger Agreement, dated March 3, 2004, provided for a purchase price of $210.0 million, which was reduced by $76.1 million in assumed debt outstanding, $19.5 million in assumed capitalized lease obligations, and a reduction of $14.2 million due to the stock price trading below the low end of the range at the time of acquisition as explained below. The purchase price was also increased by acquisition costs and an interest factor accruing from the date that Focal satisfied the conditions to closing until the closing occurred.
          At closing, the purchase price was determined to be $97.7 million, comprised of approximately $94.1 million of the Company’s common stock issued to Focal’s equity holders, of which $0.2 million relates to interest, and $4.5 million paid in cash. Per the Merger Agreement, the number of shares of common stock to be issued was determined based on the average closing price for the 20-day period ending three days before closing not to exceed a range between $12.70 and $29.50 per share. Because the 20-trading day average was less than $12.70 per share, the per share valuation used at the closing was $12.70, with Focal stockholders receiving a total of 8,641,829 shares of the Company’s common stock, of which 18,209 shares were issued at a settlement rate of $10.20 related to interest. The closing price of common stock for the five day average ended September 3, 2004 equaled $10.90 per share for determination of the purchase price.
          The purchase price has been allocated to the assets and liabilities acquired, based on the estimated fair value that was finalized in the third quarter of 2005. Certain accounts receivable, accrued cost of service and other estimates have been contested and are subject to dispute. The following table provides a purchase price allocation rollforward from estimates recorded at September 30, 2004 to the final purchase price allocation (in thousands):

	Fair Value
	September 30, 2004	Adjustments		As Adjusted
Current assets	$54,112	$1,114	(a)	$55,226
Property and equipment	155,865	—		155,865
Customer relationships	9,900	300		10,200
Goodwill	30,601	27,753	(b)	58,354

Total assets acquired	250,478	29,167		279,645
Current liabilities	54,600	15,496	(c)	70,096
Long-term liabilities	98,130	12,822	(d)	110,952

Total liabilities assumed	152,730	28,318		181,048

Purchase price	$97,748	$849		$98,597

(a)	The increase in current assets is attributable to a decrease in provisions for preacquisition receivable disputes.

(b)	The increase in goodwill equals the decrease in the estimated fair value of net assets acquired.

(c)	The increase in current liabilities is due to an increase in accrued service costs associated with preacquisition vendor disputes.

(d)	The increase in long-term liabilities is due to finalization of the determination of the fair values of acquired operating leases.
          The Focal purchase price is net of the elimination of certain deferred communications services revenue associated with IRU agreements that were entered into between Focal and Broadwing prior to the acquisition. At execution of the agreement, Focal maintained deferred revenue of $4.2 million associated with IRU sales to Broadwing and Broadwing maintained deferred revenue of $6.4 million associated with IRU sales to Focal.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(3) Restructuring and Other Charges
          Starting in 2001 conditions within the general economy and communications sector have resulted in reduced capital expenditures by carriers and a reduced demand for communications equipment. These declines have had a severe adverse impact on the Company’s communications equipment revenue and results of operations.
          In response to these conditions, the communications equipment division has been restructured through staff reductions and other consolidation efforts in an effort to decrease operating expenses and to conserve financial resources. These restructuring initiatives have been reflected in the results of operations in 2003, 2004, and 2005, and management will continue to assess the need for additional restructurings in response to economic changes or strategic initiatives in the future.
          During the third quarter of 2004, the Company implemented certain staff reduction and reorganization efforts within its communication services division primarily related to the integration of Focal operations.
          The Company recorded the following charges for the periods then ended (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Communications equipment cost of revenue—inventory-write downs and other	$31,163	$193	$—

Restructuring and other charges:
Workforce reductions and facilities consolidation	24,943	3,946	1,064
Valuation and impairment of long-lived assets, including goodwill	15,950	—	416
Contract termination charges	18,488	—	(119)

Total restructuring and other charges	59,381	3,946	1,361

Other income (expense), net—impairment of strategic equity investments	385	—	—

Total restructuring and related charges	$90,929	$4,139	$1,361

          Communications equipment cost of revenue—inventory-write-downs and other
          The Company writes down inventory for estimated obsolete, excess and overvalued inventory based on estimated sales projections and market values. As a result of the decline in spending by communications carriers and the discontinuation of certain products, the Company recorded $31.2 million and $0.2 million in inventory write-downs during 2003 and 2004, respectively. Charges recorded during 2003 relate to accruals for purchase commitments beyond inventory needs. Charges recorded during 2004 relate to changes in previous estimates.
          Workforce reductions and facilities consolidation
          2003. During 2003, workforce reduction programs continued resulting in the elimination of approximately 600 positions and charges of $15.6 million. In addition the Company recorded approximately $9.3 million associated with facilities consolidation, including the closure of the Company’s French operations and write-off of accumulated translation losses.

          2004. During 2004, the Company incurred approximately $2.9 million related to work force reductions, of which $1.8 million relates to the integration of Focal operations. In addition, the Company recorded $1.0 million related to lease terminations during the year.
          Valuation and impairment of long-lived assets
          2003. During 2003, under the provisions of SFAS No. 142 and SFAS No. 144, the Company performed an analysis as to the recoverability of its long-lived and intangible assets, primarily due to projected market conditions associated with its communications equipment division. As a result, the Company recorded a write-down of fixed assets totaling $6.7 million and a write-down of intangible assets totaling $9.3 million.
          Contract termination charges
          At the date of the Broadwing Communication Services, Inc. acquisition, the Company owned a 96% interest and the ability to appoint four of the six board members in a holding company that in turn owned Broadwing Communications, LLC. Cequel contributed approximately $0.9 million for a 1% ownership interest and the ability to appoint two of the six board members. Cincinnati Bell, previously the parent company of Broadwing Communications Services, Inc., retained a 3% non-voting equity interest. In addition, the Company entered into a management services agreement with Cequel under which Cequel would manage Broadwing Communications, LLC.
          On November 20, 2003, the Company acquired Cequel’s 1% percent equity stake and additional interests and terminated the management services agreement. In aggregate, the Company paid $2.9 million in exchange for Cequel’s initial investment, as final payment for services previously rendered, the termination of the Cequel management services agreement, and in exchange for ongoing consulting services in the future. As additional consideration, the Company also issued, and agreed to register with the Securities and Exchange Commission, 0.28 million shares of its common stock to Cequel and granted them a warrant to purchase an additional 0.73 million shares at prices ranging from $13.70, the closing price on November 20, to $22.50 per share. As part of this agreement, the Company also entered into a 15-year network services agreement with Cequel whereby it would provide network services at prices ranging from incremental cost reimbursement to current market pricing. In addition, Cequel agreed to provide certain consulting services to the Company over four-years and would act as a non-exclusive sales agent for its products and services, for which they would receive sales commissions. During the fourth quarter of 2003, the Company recorded a charge in the amount of $18.5 million equal to the excess of the fair value of the cash, equity and services committed over the fair value of Cequel’s ownership interest and services performed.
          The following table displays the activity and balances of the restructuring accrual account for the periods ended December 31, 2004 and December 31, 2005 (in thousands):

	Cost of
	Revenue	Restructuring and Other Charges
			Total
	Inventory	Workforce	Restructuring
	Write-	and Facilities	and Other
	downs	Consolidation	Charges	Total
Balance as of December 31, 2003	$2,534	$5,954	$5,954	$8,488
Restructuring and other charges	193	3,946	3,946	4,139
Cash payments	(2,254)	(6,379)	(6,379)	(8,633)
Accretion of interest	—	46	46	46
Non cash charges and acquired restructuring liability	(237)	4,817	4,817	4,580

Balance as of December 31, 2004	236	8,384	8,384	8,620
Restructuring and other charges	—	1,361	1,361	1,361
Cash payments	(50)	(6,980)	(6,980)	(7,030)
Accretion of interest	—	29	29	29
Non cash charges	—	985	985	985

Balance as of December 31, 2005	$186	$3,779	$3,779	$3,965

(4) Financial Instruments

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     Short-term and long-term investments as of December 31, 2004 are comprised of the following (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Corporate bonds	$116,190	$—	$(348)	$115,842
Euro Dollar bonds	31,817	—	(136)	31,681
U.S. government and agency securities	52,181	—	(233)	51,948
Auction rates securities	30,375	—	—	30,375
Money market funds	44,509	—	—	44,509

	$275,072	$—	$(717)	$274,355

Included in cash and cash equivalents	$124,540	$—	$—	$124,540
Included in short-term investments	100,449	—	(310)	100,139
Included in long-term investments	50,083	—	(407)	49,676

	$275,072	$—	$(717)	$274,355

     Short-term and long-term investments as of December 31, 2005 are comprised of the following (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Corporate bonds	$35,844	$—	$(93)	$35,751
Commercial paper	13,227	—	(4)	13,223
Euro Dollar bonds	9,536	—	(23)	9,513
U.S. government and agency securities	37,183	—	(99)	37,084
Auction rates securities	1,000	—	(1)	999
Money market funds	12,784	—	—	12,784

	$109,574	$—	$(220)	$109,354

Included in cash and cash equivalents	$66,706	$—	$—	$66,706
Included in short-term investments	42,868	—	(220)	42,648

	$109,574	$—	$(220)	$109,354

     Fair value of financial instruments. Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The carrying values of cash and cash equivalents, accounts receivable, auction rate securities, marketable debt securities, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. The fair value of our long-term borrowings approximates carrying value.
(5) Property and Equipment
     Starting in 2003 and continuing through 2005, the Company implemented a series of capital projects to expand and improve its network. Costs associated directly with expansions and improvements to the network, including employee related costs, have been capitalized, and interest costs incurred during construction were capitalized based on the weighted average accumulated construction expenditures and interest rates related to the Company’s borrowings at the time. During 2004 and 2005, approximately $4.1 and $7.0 million, respectively, of interest was capitalized.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     Property and equipment consist of the following (in thousands):

	December 31,	December 31,	Depreciable
	2004	2005	Lives (years)
Land	$7,950	$7,950	Indefinite
Buildings and leasehold improvements	68,748	63,195	2-40
Transmission facilities	184,223	293,049	3-20
Furniture, fixtures, vehicles and other	24,694	24,802	2-15
Fiber usage rights	14,513	16,133	5-20
Testing and manufacturing equipment	74,226	71,892	3-5
Construction in process	73,126	32,648	—

	447,480	509,669
Less: Accumulated depreciation	(161,442)	(248,988)

Property and equipment, net	$286,038	$260,681

     Included in construction in process is approximately $17.6 million and $13.2 million of network spares inventory at December 31, 2005 and 2004, respectively. Interest is not capitalized on network spares inventory.
     During 2004, the Company adjusted the value of its fixed assets purchased as part of the Broadwing Communication Services, Inc. acquisition pursuant to the terms of the original purchase agreement as discussed in Note 2. This resulted in a decrease to the value of the assets acquired in the amount of $10.7 million and a corresponding decrease in depreciation expense of $3.5 million for the year.
(6) Goodwill and Other Intangible Assets
     Goodwill
     The Company recorded $58.4 million of goodwill related to the acquisition of Focal.
     Other Intangible Assets

	As of December 31, 2004		As of December 31, 2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
			(in thousands)
Amortized intangible assets:
Customer relationships and in-place contracts (3 to 7 years)	$34,150	$6,908	$34,450	$12,540

Unamortized intangible assets:
Goodwill	$48,696		$58,354
Trademarks	2,910		2,910

Total	$51,606		$61,264

     The Company recorded $10.2 million in intangible assets related to the Focal acquisition. The intangible assets relate to customer relationships that will be amortized on a straight line basis over a period of 7 years.
     Intangible asset amortization expense was $6.9 million, $4.6 million and $5.6 million for years ended December 31, 2003, 2004, and 2005, respectively. The Company estimates amortization expense will be $4.6 million in 2006, $3.7 million in 2007, $3.8 million in 2008, $3.3 million in 2009 and $3.3 million in 2010 and $3.6 million thereafter.
     During the fourth quarter of 2005, the Company performed an impairment analysis of the intangible assets acquired as part of the Broadwing Communication Services, Inc. and Focal Communications acquisitions pursuant

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
to SFAS 142 and SFAS 144. The Company did not recognize an impairment loss, as the carrying amount of finite-lived intangible assets were determined to be recoverable.
(7) Notes Payable and Credit Facility
     On February 19, 2004, the Company borrowed $225.0 million under unsecured convertible notes in a private placement to institutional investors. The loans matured on and were paid in full on February 20, 2006. Borrowings under the loans accrue interest at a stated rate of 5% payable quarterly, while principal is scheduled for repayment in seven equal quarterly installments which commenced on August 19, 2004. Provided certain conditions are met and at the election of the Company, principal and interest are payable in either cash or common stock at a conversion price of 95% of the average stock price for the 20 days preceding conversion. If the average stock price exceeds a specified threshold, principal and interest are payable in common stock. Provided certain conditions are met, the notes can be prepaid in cash at any time at a premium of 103% if the Company’s common stock is trading at or above $13.50. Under certain conditions, the Company’s election to convert may require the issuance of additional warrants. The holders may convert at any time.
     In conjunction with the issuance of the notes, the Company issued warrants to purchase 2,732,838 shares of common stock. The warrants are immediately exercisable, have a strike price of $23.70 per share, and have a three-year life. The warrants were valued at $33.2 million and were recorded as original issue discount. Amortization of original issuance discount and debt issuance costs results in an effective annual interest rate of 22%.
     Under certain conditions, the holders can participate in subsequent rights offerings. The noteholders have the right to approve the declaration of and participate in dividends. Unpaid principal is redeemable by the holders at 115% of face value upon a change of control. The Company has determined the early redemption and the change in control option to be embedded derivatives and has determined the value of embedded derivatives to be immaterial. Under the terms of the notes, the Company may incur additional indebtedness of up to $100.0 million, subject to certain limitations.
     In August and November 2004 and February 2005, the Company elected to pay principal and interest due on the unsecured convertible notes issued in February 2004 primarily in shares of our common stock, resulting in the issuance of 3,212,141, 6,437,787, and 6,299,640 shares of common stock, respectively. All other payments in 2005 of principal and interest were made in cash.
     The Company assumed $76.1 million in Senior Debt in the acquisition of Focal, which was repaid in cash immediately upon closing.
     A summary of notes payable as of December 31, 2005 and December 31, 2004 is as follows (in thousands):

	December 31,	December 31,
	2004	2005
Leasehold improvements loan due May 2009, 10% interest rate	$691	$560
Senior unsecured convertible notes, 5% interest rate due February 2006, less unamortized debt discount of $12,837 and $789 at December 31, 2004 and 2005, respectively	147,877	31,354
Other	707	455

	149,275	32,369
Less: current portion	(116,464)	(31,659)

Notes payable, net of discounts and current portion	$32,811	$710

     On October 18, 2005, Broadwing announced that it had entered into a revolving credit facility that provides borrowing capacity to borrow up to $75 million subject to certain limitations, commencing November 29, 2005 with a final maturity date of October 14, 2008. The facility is secured by a pledge of accounts receivable. Borrowings will bear an interest rate, at Broadwing’s option, at either LIBOR plus 3.75% or an alternate base rate, defined as the

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
higher of the prime or federal funds rate, plus 2.5%. If cash, investments, and undrawn availability under the facility fall below $100.0 million while borrowings are outstanding, Broadwing must deposit $25.0 million into a designated restricted account. Borrowing under the facility will be limited by an amount of eligible accounts receivable available as collateral and the amount of our “Liquidity,” as defined the agreement. As the available borrowing under the facility is limited, the amount available at any point in time may be substantially less than $75.0 million and the facility could be unavailable in certain circumstances. The facility is subject to an unused line fee of one-half of one percent (0.05%), an annual fee of $0.4 million and closing costs of $1.5 million which will be amortized over the life of the facility. Broadwing intends to use borrowings under the facility for general corporate purposes.
(8) Leases
     The Company leases certain facilities, equipment and vehicles for use in its operations under both capital and operating leases. Most lease terms include renewal options and/or escalating rents. Total rent expense under operating leases amounted to $21.2 million in 2003, $34.5 million in 2004, and $39.9 in 2005 (excluding restructuring costs associated with facilities consolidation). Amortization charges applicable to capitalized assets have been included in depreciation expense in the consolidated statements of operations for all periods presented.
     During 2004, in conjunction with the Focal acquisition, the Company assumed capital lease obligations related to an agreement Focal entered into during 1999 with certain carriers for the acquisition of IRUs for dark fiber transport capacity. The lease term expires in June 2022.
     Capital lease amounts included in property and equipment for the periods ended is as follows (in thousands):

	December 31,	December 31,
	2004	2005
Fiber	$19,383	$18,833
Vehicles and other equipment	884	2,690

Total	20,267	21,523
Less: current portion	(860)	(1,414)

Capital leases, net of current portion	$19,407	$20,109

     As of December 31, 2005, the total cost and associated accumulated depreciation of assets that were acquired under capital lease were $15.0 million and $2.9 million, respectively.
     The aggregate minimum rental commitments under noncancelable leases for the periods shown at December 31, 2005, are as follows (in thousands):

Years	Capital leases	Operating leases
2006	$3,459	$34,177
2007	3,308	32,435
2008	3,162	29,133
2009	2,855	23,107
2010	2,431	19,352
Thereafter	24,613	76,819

Total minimum rental commitments	39,828	$215,023

Less: interest and executory costs	18,305

Present value of minimum lease payments	21,523
Less: current installments	1,414

Long-term obligations at December 31, 2005	$20,109

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     As of December 31, 2005, the total minimum sublease rentals to be received in the future under noncancelable operating and capital subleases were $5.0 million.
(9) Stock-based Compensation
     In July 1997, the Company adopted the 1997 Stock Option Plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant options to purchase common stock to employees, officers, directors and consultants. Under the Plan 347,303 shares of the Company’s common stock are reserved for issuance as of December 31, 2005. Generally, stock options are granted with an exercise price equal to the estimated fair value of the common stock at the date of grant. The stock options have a 10-year term and ownership vests over four years from the date of grant.
     In June 2000, the Company adopted the 2000 Long Term Incentive Plan (the “2000 Plan”) pursuant to which the Company may grant options to purchase common stock to employees, officers, directors and consultants. Under the 2000 Plan, 1,155,064 shares of the Company’s common stock are reserved for issuance as of December 31, 2005. The number of shares authorized for issuance increases annually on January 1, by the lesser of five percent of outstanding shares on that date or such other number of shares as determined by the Board; however, incentive stock options issuable under the 2000 Plan are not to exceed 4,000,000 shares. These options generally vest over a four-year period and are exercisable once vested. Under the 2000 Plan, options may be incentive stock options or non-qualified options, and the exercise price shall not be less than the grant date fair market value for incentive stock options and not less than par value for non-qualified options.
     The per share weighted-average fair value of stock options granted during 2003, 2004 and 2005 was $8.70, $10.60, and $5.02 respectively, on the date of grant with the following weighted-average assumptions:

	Year Ended
	December 28,	December 31,	December 31,
	2003	2004	2005
Expected dividend yield	0%	0%	0%
Risk-free interest rate	2.00%	3.30%	3.60%
Expected life	3 years	4 years	4 years
Volatility	96%	90%	82%
     The following is a summary of common stock options granted:

		Weighted-	Number
	Number	Average	Vested and
	Outstanding	Exercise Price	Exercisable
December 28, 2002	5,778,039	$41.90	3,199,905
Granted	2,280,332	9.50
Exercised	(800,123)	7.20
Canceled.	(2,378,424)	53.90

December 31, 2003	4,879,824	26.60	2,593,259
Granted	1,958,912	13.44
Exercised	(482,606)	7.67
Canceled.	(1,575,682)	33.74

December 31, 2004	4,780,448	20.54	2,344,300
Granted	7,620	1.24
Exercised	(76,294)	4.19
Canceled.	(1,020,739)	20.05

December 31, 2005	3,691,035	$20.95	2,586,385

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     The following table summarizes information about outstanding and exercisable stock options at December 31, 2005:

	Options Outstanding			Options Exercisable
			Weighted-		Weighted-
		Remaining	Average	Number	Average
Actual Price Range	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$ 0.10-$ 3.40	70,587	3.81	$1.64	70,587	$1.64
$ 5.33-$ 7.50	662,190	7.20	5.84	473,367	5.90
$ 8.49-$ 12.60	296,546	6.70	10.80	222,608	10.75
$12.90-$ 19.20	1,912,333	7.60	13.97	1,099,402	13.95
$19.40-$ 33.58	568,288	4.97	31.22	539,330	31.70
$68.50-$910.00	181,091	4.59	141.84	181,091	141.84

	3,691,035	6.83	$20.95	2,586,385	$24.52

     During 2004, the Company began issuing restricted stock under its 2000 Plan. Restricted stock generally vests over a four year period, 25% of which, vest after the first year and the remainder vests quarterly thereafter. Outstanding stock is entitled to vote and receive any declared dividends. As of December 31, 2005 and December 31, 2004, 2,204,960 and 964,600, respectively unvested restricted stock were outstanding and held in escrow.
(10) Employee Stock Purchase Plan
     During 2000, the Company established the Broadwing Employee Stock Purchase Plan (the “Plan”). Under the Plan, the Company may issue up to up to a total of 1,000,000 shares during the life of the Plan. Eligible employees choose to participate in the Plan during offering periods by authorizing payroll deductions of up to 15% of their salaries, subject to limitations imposed by the Internal Revenue Code. The first offering period began in July 2000, with subsequent periods being six months in duration beginning on January 1, 2001. As of the last business day of each offering period, called an “exercise date,” the participants’ accumulated payroll deductions are used to purchase shares of the Company’s common stock. The purchase price per share purchased as of this date is the lower of either (1) 85% of the fair market value of a share of common stock on the first business day of the offering period or (2) 85% of the fair market value of a share of common stock on the exercise date. During fiscal year 2003, 2004 and 2005, 176,178, 133,799, and 329,285 shares were purchased under the Plan, respectively, resulting in aggregate proceeds of $1.0 million, $1.8 million, and $1.3 million respectively.
     The per share weighted average fair value of shares granted under the Plan during 2003, 2004 and 2005 was $3.20, $5.68, and $2.10 respectively, on the date of grant with the following weighted average assumptions:

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Expected dividend yield	0%	0%	0%
Risk-free interest rate	1.18%	1.25%	3.04%
Expected life	0.5 years	0.5 years	0.5 years
Volatility	84%	84%	84%
(11) Warrants
     During 1999, in connection with certain debt facilities, the Company issued warrants to purchase 869,416 shares of the Company’s common stock with an exercise price of $7.60. During 2003 and 2004, 29,264 and 158,198 warrants were exercised, resulting in proceeds of $0.2 million and $0.6 million, respectively. The remaining unexercised warrants expired as of June 30, 2004.
     In November 1999, the Company issued warrants to purchase up to 527,085 shares of common stock at $28.50 per share to a strategic investor. A certain percentage of the warrants were immediately exercisable, while

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
the remaining amount became exercisable after the strategic investor purchased the Company’s products. Of the total 527,085 shares of common stock committed in this warrant, the rights to purchase 263,543 shares expired during the fourth quarter of 2004 and the rights to purchase the remaining 263,543 shares will expire in May 2006. During 1999, the Company recorded equity-based sales and marketing expense of approximately $1.8 million for the estimated fair value at grant date of the warrants that were immediately exercisable. In June 2000, the Company waived the purchase requirements associated with the remaining warrants, resulting in an equity-based sales and marketing expense of approximately $19.5 million for the estimated fair value at the date the warrants became exercisable.
     In connection with the restructuring of the Cequel agreement the Company granted immediately exercisable warrants, expiring in November 2010, to purchase an additional 725,000 common shares at a weighted average exercise price of $15.40 per share. As of December 31, 2004, all warrants associated with the agreement remain outstanding.
     In conjunction with the February 2004 issuance of unsecured convertible notes the Company issued warrants to purchase 2,732,838 shares of common stock. The warrants are immediately exercisable, have a strike price of $23.70 per share, and have a three-year life. The warrants were valued at $33.2 million and were recorded as original issue discount. Warrants were valued using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 2.2%, three years and 94.4%, respectively. As of December 31, 2005, all warrants associated with the convertible notes remain outstanding.
(12) Private Placement
     On August 28, 2003, the Company completed a private placement of 6.7 million shares of common stock for proceeds of $73.8 million, net of offering costs. In addition, the Company granted the investors additional investment rights to purchase up to an additional 1,245,566 shares, net of exercises, of the Company’s common stock at $13.00 per share. These additional investment rights became exercisable on November 26, 2003, and expired on July 16, 2004.
     Under the terms of the agreement, the Company was contractually committed to register shares that investors bought in connection with the August 2003 private placement. However, the Company was unable to do so due to Broadwing Communication Services, Inc. predecessor auditors’ inability to consent to the Company referencing certain financial statements they audited relating to the Broadwing Communication Services, Inc. business while it was owned by Cincinnati Bell. During the first quarter of 2004, Cincinnati Bell restated its earnings, their auditors consented to the Company referencing certain financial statements they audited, and the Company was able to register the shares. With the registration of shares effective on April 19, 2004, contractual interest payments of $0.8 million per month ceased. The Company incurred approximately $3.2 million in interest associated with the delayed registration during 2004.
(13) Basic and Diluted Net Loss Per Common Share
     Basic and diluted net loss per common share are computed as follows (in thousands, except per share data):

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Net loss	$(260,471)	$(152,181)	$(133,428)
Basic and diluted weighted average common shares	43,060	53,217	72,894
Basic and diluted net loss per common share	$(6.05)	$(2.86)	$(1.83)
     Options and warrants outstanding as of December 31, 2003 to purchase 4,879,823 and 1,455,104 shares of common stock, respectively, and 8,338 unvested shares acquired through the exercise of options were not included in the computation of diluted net loss per common share for the year ended December 31, 2003, as their inclusion would be anti-dilutive.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     Options unvested restricted stock and warrants outstanding as of December 31, 2004 to purchase 4,780,448, 964,600 and 3,743,108 shares of common stock, respectively, and 133 unvested shares acquired through the exercise of options were not included in the computations of diluted net loss per common share for the year ended December 31, 2004, as their inclusion would have been anti-dilutive.
     Options, unvested restricted stock and warrants outstanding as of December 31, 2005 to purchase 3,691,035, 2,204,960 and 3,721,381 shares of common stock, respectively, were not included in the computations of diluted net loss per common share for the year ended December 31, 2005, as their inclusion would have been anti-dilutive.
(14) Income Taxes
     The Company has incurred operating losses since its inception and has recognized no current or deferred tax provision or benefit. The provision (benefit) for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to net loss before income taxes. The items causing this difference are as follows (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005
Expected tax benefit at statutory rate	$91,165	$53,263	$46,700
State tax, net of federal benefit	12,694	6,122	6,641
Non-deductible goodwill amortization and purchased research and development	(1,607)	—	—
Research and development tax credits	—	—	—
Non-deductible interest	—	(9,959)	—
Other, net	(102)	(419)	(198)
Increase in valuation allowance	(102,150)	(49,007)	(53,143)

	$—	$—	$—

     Temporary differences and carry forwards that give rise to deferred tax assets and liabilities are as follows (in thousands):

	Year Ended
	December 31,	December 31,
	2004	2005
Deferred tax assets:
Capitalized start-up and organization costs	$8,092	$4,589
Domestic net operating loss carry forward	463,628	481,963
Foreign net operating loss carry forward	43,964	43,777
Accrued expenses	123,047	121,046
Research and development tax credit carry forwards	14,764	14,764
Non-cash stock compensation	105,449	107,244
Property and equipment	64,256	71,109
Other	(1,631)	—

Total gross deferred tax assets	821,569	844,492
Valuation allowance	(821,569)	(844,492)

Net deferred tax assets	—	—

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or the entire amount of deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
differences become deductible and credit carry forwards are available. Management considers scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. Based upon the lack of historical taxable income, scheduled reversal of deferred tax liabilities, and projections for future taxable income over the periods in which the temporary differences are deductible and tax credits are available to reduce taxes payable, the Company has established a valuation allowance of $821.6 million and $844.5 million as of December 31, 2004 and 2005, respectively.
          The $22.9 million increase in the valuation allowance for the year ended December 31, 2005 is net of a $30.2 million adjustment to acquired deferred tax assets which were fully reserved.
          The domestic net operating loss carryforwards of $1,163.0 million will expire commencing in 2012 through 2025. Foreign net operating loss carryforwards of $118.8 million will expire commencing in 2006 through the year 2011. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss carryforward may have occurred or could occur if we raised additional capital. As a result, the utilization of the net operating loss carryforward could be limited.
          The Company’s domestic net operating loss carryforward has been increased for tax benefits associated with exercises of stock options and warrants. The Company receives an income tax benefit calculated as the difference between the fair value of the stock issued at the time of the exercise and the option price, tax effected. These benefits will be credited directly to shareholders’ equity when the net operating loss carryforwards are utilized against current tax liabilities. The benefits increasing gross deferred tax assets amount to approximately $39.6 million as of December 31, 2005.
(15) Related Party Transactions
     (a) Joint Venture
          The Company has a 99% economic interest and a 49% voting interest in ACME Grating Ventures, LLC (“ACME LLC”). The remaining economic interest and voting interest are owned by ACME Gratings, Inc. (“ACME Corp.”). A Director of the Company owns 100% of ACME Corp. ACME Corp. has contributed to ACME LLC certain licensed intellectual property and the Company has contracted with ACME LLC for its use of the Company’s facilities, personnel, equipment and certain intellectual property. ACME LLC makes gratings that the Company purchases at a unit cost that is consistent with the requirements of the licensed intellectual property, which require that the gratings made with the licensed technology be sold for no less than the fair market value of comparable gratings that are available in the commercial marketplace.
          According to the operating agreement of ACME LLC, the Company receives 99% of the profits and losses from the business, and ACME Corp. receives the remaining 1%; however, $0.3 million of ACME LLC-related start up costs incurred by ACME Corp. will be returned to ACME Corp. out of the net profits of ACME LLC before any distributions of net profits are made to the Company. Further, ACME Corp. is responsible for paying royalties to the licensor of the licensed technology contributed by ACME Corp., which vary in amounts ranging from 0.5% to 2.0% of the net invoice cost of each grating sold by ACME LLC. In addition to 1% of the profits, ACME LLC is obligated to pay to ACME Corp. an amount sufficient to pay the royalty obligations of ACME Corp. ACME LLC is fully consolidated into the consolidated financial statements of Broadwing Corporation. To date, no distributions have been made to ACME Corp. beyond those sufficient to pay the associated royalty obligations.
     (b) Strategic Relationships
          The Company purchased approximately $0.1 million during 2003 from ITF Optical Technologies (“ITF”). Certain officers and directors of the Company own a non-controlling interest in ITF.
          The Company purchased approximately $0.9 million, $0.1 million, and $2,400 of components during 2003, 2004, and 2005, respectively, from Lightconnect, Inc. Certain officers and directors own a non-controlling interest in Lightconnect.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(16) Concentrations
     Substantially all of the Company’s cash and cash equivalents are held at four major U.S. financial institutions. Deposits held with banks exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, in the opinion of management, bear minimal risk.
     The Company may be subject to credit risk due to concentrations of receivables from companies that are communications providers, Internet service providers and cable television companies. The Company performs ongoing credit evaluations of customers’ financial condition and typically does not require significant collateral. Most of the Company’s arrangements with large customers do not provide guarantees that customer usage will be maintained at current levels. To the extent these large customers cease to employ the Company’s network to deliver their services, or cannot pay outstanding accounts receivable balances, the Company’s revenue and financial condition could be materially adversely affected.
     Revenue from the Company’s ten largest customers accounted for approximately 20%, 19%, and 18% of total communications services revenue for the year ended December 31, 2003, 2004, and 2005 respectively. In addition, revenue from communications carriers accounted for 40%, 38% and 42% of total communications services revenue for the year ended December 31, 2003, 2004, and 2005 respectively.
(17) Commitments and Contingencies
(a) Summary
     The following table provides information about our contractual obligations and commercial commitments as of December 31, 2005.

	Payments Due by Period
	(in thousands)
Contractual Obligations	Total	2006	2007	2008	2009	2010	Thereafter
Long-term debt	$32,369	$31,659	$710	$—	$—	$—	$—
Capital lease obligations	39,828	3,459	3,308	3,162	2,855	2,431	24,613
Operating leases	215,023	34,177	32,435	29,133	23,107	19,352	76,819
Contractual purchase commitments	587,086	213,744	184,909	107,751	56,683	23,486	513

Total contractual obligations	$874,306	$283,039	$221,362	$140,046	$82,645	$45,269	$101,945

	Amount of Commitment Expiration per Year
	(in thousands)
Other Commercial
Commitments	Total	2006	2007	2008	2009	2010	Thereafter
Letters of credit	$14,071	$9,567	$641	$383	$1,549	$—	$1,931
     Contractual purchase commitments consist primarily of leased circuits from third parties.
(b) Contingency
     Excluded from the above at December 31, 2005, we have $35.7 million in contingent access vendor billing disputes for which we have provided $12.9 million in accrued line costs. If resolution of these disputes and allowances differ from our estimates, our reserve will be adjusted resulting in an increase or decrease in cost of revenue and net earnings.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(c) Legal Matters
Ciena
     On March 31, 2005, Broadwing and Ciena Corporation (“Ciena”) entered into a settlement agreement regarding certain patent infringement lawsuits. Under the terms of the settlement agreement, Ciena and Broadwing have agreed to dismiss all claims. In addition, Broadwing will pay to Ciena a total of $35.0 million in three equal annual installments, of which $33.0 million of the total payment may be used as credits toward the purchase of Ciena equipment and services at market prices over three and one-half years. The Company recorded a charge of $2.0 million associated with the settlement in the first quarter of 2005. During the second quarter of 2005, the Company made the first annual payment of $11.0 million to Ciena, while the remaining $22.0 million will be paid half in the second quarter of 2006 and the other half in the second quarter of 2007. As of December 31, 2005, approximately $2.1 million related to advance payments made for future equipment purchases is included in other non-current assets on the consolidated balance sheet.
Class Action Suit
     Between May 7, 2001 and June 15, 2001, nine class action lawsuits were filed in the United States District Court for the Southern District of New York relating to the Company’s initial public offering on behalf of all persons who purchased the Company’s stock between July 28, 2000 and the filing of the complaints. Each of the complaints named as defendants: the Company, its directors and officers who signed the registration statement in connection with its initial public offering, and certain of the underwriters that participated in its initial public offering. The Company’s directors and officers have since been dismissed from the case, without prejudice. The complaints allege that the registration statement and prospectus relating to the Company’s initial public offering contained material misrepresentations and/or omissions in that those documents did not disclose (1) that certain of the underwriters had solicited and received undisclosed fees and commissions and other economic benefits from some investors in connection with the distribution of the Company’s common stock in the initial public offering and (2) that certain of the underwriters had entered into arrangements with some investors that were designed to distort and/or inflate the market price for our common stock in the aftermarket following the initial public offering. The complaints ask the court to award to members of the class the right to rescind their purchases of the Company’s common stock (or to be awarded rescissory damages if the class member has sold the Company’s stock) and prejudgment and post-judgment interest, reasonable attorneys’ and experts witness’ fees and other costs.
     On February 15th, 2005, the Judge granted preliminary approval of a proposed settlement agreement between the plaintiffs and defendants, including Broadwing. The proposed settlement is a $1 billion guaranteed settlement. The insurance companies for the defendants agreed to pay up to $1 billion dollars in total to the extent that judgment is rendered for the plaintiffs. If plaintiffs succeed in recovering more than $1 billion from the underwriters, the companies that went public, such as the Broadwing, will not have to pay any additional amounts. The defendants’ insurance companies will be paying the settlement that is subject to the final approval of the district court. Should the Judge not grant final approval of the settlement agreement, we believe that we have meritorious defenses to plaintiffs’ allegations and will vigorously defend ourselves.
     On August 31, 2005 the Judge issued an order clarifying certain provisions of the proposed settlement and set deadlines for the final approval of the proposed settlement. The Judge scheduled the fairness hearing on the proposed settlement for April 24, 2006.
Qwest Investigations
     Since approximately 2003, the Denver, Colorado regional office of the SEC has been conducting two investigations titled In the Matter of Qwest Communications International, Inc. and In the Matter of Issuers Related to Qwest. The Company believes the first of these investigations does not involve any allegation of wrongful conduct on the part of the Company. In connection with the second investigation, the SEC is examining various transactions and business relationships involving Qwest and eleven companies having a vendor relationship with Qwest, including the Company. This investigation, insofar as it relates to the Company, appears to focus generally

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
on whether the Company’s transactions and relationships with Qwest and its employees were appropriately disclosed in the Company’s public filings and other public statements.
     In addition, during the same period, the United States Attorney in Denver has been conducting an investigation involving Qwest, including Qwest’s relationships with certain of its vendors, including the Company. In connection with that investigation, the U.S. Attorney has sought documents and information from the Company and has sought interviews from persons associated or formerly associated with the Company, including certain of the Company’s officers. The U.S. Attorney has indicated that neither the Company nor any of its current or former officers or employees is a target or a subject of the investigation.
     The Company has cooperated fully with these investigations. Both the SEC and U.S. Attorney investigations have resulted in cases against Qwest and some of its former executives. These cases do not involve or refer to the Company and the Company has received no indication from either the SEC or U.S. Attorney that its present or former personnel will be witnesses in any of these cases. The Company has not received any communication from the SEC or the U.S. Attorney as to whether there is any ongoing investigation that relates to the Company’s business relationship with Qwest. The Company is not able, at this time, to say when the SEC and/or U.S. Attorney investigations or cases will be completed and resolved, or what the ultimate outcome with respect to the Company will be. These investigations or cases could result in substantial legal costs and a diversion of management’s attention that may have a material adverse effect on the Company’s business, financial condition and results of operations.
Great Northern Insurance Company
     On October 5, 2004, the Company filed an action in the US District Court for the District of Maryland against its property insurance carrier, Great Northern Insurance Company, for breach of contract under a building and personal property insurance policy sold to the Company by Great Northern. The claim is for a loss sustained by the Company due to a fire in a warehouse that occurred in March 2003. The amount of loss alleged by the Company exceeds $46.0 million, of which Great Northern has paid $4.5 million. The Company has requested a jury trial for this dispute. The parties are conducting discovery in the matter, which is expected to be completed April 2006. No trial date has been set.
     The Company and its subsidiaries from time to time are also subject to pending and threatened legal action and proceedings arising in the ordinary course of business. Management believes that the outcome of such actions and proceedings will not have a material adverse effect on the Company’s business, financial condition or results of operations.
(d) Letters of Credit
     As of December 31, 2005, long-term restricted cash totaled $14.6 million associated with outstanding irrevocable letters of credit relating to lease obligations for various business arrangements. These letters of credit are collateralized by funds in our operating account. Various portions of the letters of credit expire at the end of each of the respective lease agreements.
(18) Quarterly Financial Information (Unaudited):
     The following is a summary of the quarterly results of operations of the Company for the years ended December 31, 2004 and December 31, 2005 (in millions, except per share amounts):

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

	Fiscal Quarter
	First	Second	Third	Fourth	Total
2004:
Revenue	$146.8	$142.1	$163.4	$219.9	$672.2
Net loss	(33.9)	(38.1)	(36.8)	(43.4)	(152.2)
Basic and diluted net loss per share	$(0.70)	$(0.80)	$(0.69)	$(0.68)	$(2.87)
2005:
Revenue	$218.3	$222.2	$218.6	$220.0	$879.1
Net loss	(43.5)	(38.3)	(30.5)	(21.1)	(133.4)
Basic and diluted net loss per share	$(0.62)	$(0.52)	$(0.41)	$(0.29)	$(1.83)
(19) Subsequent Events (Unaudited)
Senior Convertible Note Repayment
     On January 17, 2006, the Company provided notice to the holders of its Senior Convertible Notes that in accordance with the terms of the notes and the Securities Purchase Agreement, dated February 9, 2004, relating to the notes, the Company was electing to pay fifty percent (50%) in cash and fifty percent (50%) in stock each of the interest of $413,894 and the principal installment of $32,142,857 due on February 21, 2006. The Company issued 1,894,235 shares associated with this final installment of the note.
CEO Resignation
     Dr. David Huber transitioned out of his role as Chief Executive Officer (CEO) of the Company subsequent to year end, but he continues as the Chairman of the Company’s Board of Directors. The Board of Directors has named three executives, Lynn Anderson, Chief Financial Officer, Kim Larsen, General Counsel, and Scott Widham, President of Sales, to the office of the CEO that will conduct day-to-day operations of the Company pending appointment of a new chief executive.
     Upon resignation, Dr. Huber received consideration consisting of one year’s base pay or $400,000, the vesting of all stock options and restricted stock exercisable up to ten years from the date of grant, and continuation of health benefits for approximately eighteen months. The accelerated vesting of 247,500 restricted stock units and 99,167 stock options will result in non-cash compensation expense of $2.9 million in the first quarter of 2006.
(20) Financial Information for Debt Issuer and Guarantor and Non-Guarantor Subsidiaries
     In the second quarter of 2006, the Company issued $180.0 million in aggregate principal amount of Convertible Debentures, due May 16, 2026 (the “Debentures”). The Debentures accrue interest at a rate of 3.125% per annum payable in cash semi-annually on May 15 and November 15 of each year and are guaranteed on a senior basis by certain of the Company’s 100% wholly-owned subsidiaries (the “Guarantors”). The net proceeds from the offering of the Debentures were $174.0 million, after deducting $6.0 million in fees related to the offering.

BROADWING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
     The following represents the supplemental condensed consolidating financial statements of Broadwing Corporation (the “Parent”), which was the issuer of the Debentures issued on May 16, 2006, the Guarantors (the “Guarantors”) as listed in the Indenture agreement dated May 16, 2006, and the Company’s subsidiaries that are not guarantors of the Debentures. The information includes elimination entries necessary to consolidate the Parent with the Guarantor and Non-Guarantor Subsidiaries.

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As of December 31, 2004
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS

Current assets:
Cash and cash equivalents	$142,458	$(18,366)	$448	$—	$124,540
Short-term investments	100,139	—	—	—	100,139
Trade accounts receivable, net	—	94,682	49	—	94,731
Investment	(923,500)	(93,577)	—	1,017,077	—
Intercompany	1,229,130	(1,229,130)	190	(190)	—
Prepaids and other current assets	4,882	19,145	—	—	24,027

Total current assets	553,109	(1,227,246)	687	1,016,887	343,437

Restricted cash, non-current	—	13,911	—	—	13,911
Long-term investments	49,676	—	—	—	49,676
Property and equipment, net	—	286,038	—	—	286,038
Goodwill	—	48,696	—	—	48,696
Intangible assets, net	—	30,152	—	—	30,152
Other non-current assets, net	131	8,949	—	—	9,080

Total assets	$602,916	$(839,500)	$687	$1,016,887	$780,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and capital lease obligations, current portion	$116,333	$991	$—	$—	$117,324
Accounts payable	—	11,937	515	—	12,452
Accrued expenses and other liabilities	—	53,755	184	—	53,939
Intercompany	—	(53,293)	52,596	697	—
Accrued communication service costs	—	41,089	—	—	41,089
Deferred revenue, current portion	—	7,072	—	—	7,072
Accrued restructuring and other charges	—	7,364	1,256	—	8,620

Total current liabilities	116,333	68,915	54,551	697	240,496

Notes payable and capital lease obligations, net of current portion	31,544	19,966	708	—	52,218
Other long-term liabilities	—	14,949	—	—	14,949
Deferred revenue, net of current portion	—	18,288	—	—	18,288

Total liabilities	147,877	122,118	55,259	697	325,951

Stockholders’ equity:
Common stock	679	—	2,166	(2,166)	679
Treasury stock	(9,512)	—	—	—	(9,512)
Additional paid-in capital	3,137,928	246,202	944,940	(1,191,142)	3,137,928
Accumulated other comprehensive loss	(717)	—	—	—	(717)
Accumulated deficit	(2,673,339)	(1,207,820)	(1,001,678)	2,209,498	(2,673,339)

Total stockholders’ equity	455,039	(961,618)	(54,572)	1,016,190	455,039

Total liabilities and stockholders’ equity	$602,916	$(839,500)	$687	$1,016,887	$780,990

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
As of December 31, 2005
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS

Current assets:
Cash and cash equivtalents	$62,635	$3,514	$557	$—	$66,706
Short-term investments	42,648	—	—	—	42,648
Trade accounts receivable, net	—	75,433	146	—	75,579
Investment	(1,042,494)	(93,578)	—	1,136,072	—
Intercompany	1,332,708	(1,332,708)	327	(327)	—
Prepaids and other current assets	869	17,696	—	—	18,565

Total current assets	396,366	(1,329,643)	1,030	1,135,745	203,498

Restricted cash, non-current	—	14,606	—	—	14,606
Property and equipment, net	—	260,681	—	—	260,681
Goodwill	—	58,354	—	—	58,354
Intangible assets, net	—	24,820	—	—	24,820
Other non-current assets, net	—	11,545	—	—	11,545

Total assets	$396,366	$(959,637)	$1,030	$1,135,745	$573,504

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and capital lease obligations, current portion	$31,355	$1,557	$160	$—	$33,072
Accounts payable	—	31,832	389	—	32,222
Accrued expenses and other liabilities	—	54,002	342	—	54,344
Intercompany	—	(54,023)	53,463	560	—
Accrued communication service costs	—	25,441	—	—	25,441
Deferred revenue, current portion	—	6,941	—	—	6,941
Accrued restructuring and other charges	—	3,522	443	—	3,965

Total current liabilities	31,355	69,272	54,797	560	155,984

Notes payable and capital lease obligations, net of current portion	—	20,524	295	—	20,819
Other long-term liabilities	—	13,750	—	—	13,750
Deferred revenue, net of current portion	—	17,939	—	—	17,939

Total liabilities	31,355	121,485	55,092	560	208,492

Stockholders’ equity:
Common stock	747	—	2,166	(2,166)	747
Treasury stock	(9,512)	—	—	—	(9,512)
Additional paid-in capital	3,180,763	246,204	944,939	(1,191,142)	3,180,764
Accumulated other comprehensive loss	(220)	—	—	—	(220)
Accumulated deficit	(2,806,767)	(1,327,326)	(1,001,167)	2,328,493	(2,806,767)

Total stockholders’ equity	365,011	(1,081,122)	(54,062)	1,135,185	365,012

Total liabilities and stockholders’ equity	$396,366	$(959,637)	$1,030	$1,135,745	$573,504

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Operations
Year Ended December 31, 2003
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$313,962	$352	$—	$314,314

Operating Expenses:
Cost of revenue	—	264,276	2,377	(1,634)	265,019
Research and development	12,659	44,804	1,998	—	59,461
Sales, general and administrative	7,938	149,307	2,428	—	159,673
Depreciation and amortization	—	38,789	2,653	—	41,442
Restructuring and other charges	—	62,820	(3,439)	—	59,381

Total operating expenses	20,597	559,996	6,017	(1,634)	584,976

Operating loss	(20,597)	(246,034)	(5,665)	1,634	(270,662)

Other income (expense), net of capitalized amounts	4,804	(22,873)	27,873	—	9,804
Loss in subsidiaries	(244,678)	—	—	244,678	—

Net income (loss) before minority interest	(260,471)	(268,907)	22,208	246,312	(260,858)

Minority interest in loss	—	387	—	—	387

Net income (loss)	$(260,471)	$(268,520)	$22,208	$246,312	$(260,471)

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Operations
Year Ended December 31, 2004
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$672,242	$38	$—	$672,280

Operating Expenses:
Cost of revenue	—	455,429	—	—	455,429
Research and development	3,776	14,995	—	—	18,771
Sales, general and administrative	4,858	255,748	34	—	260,640
Depreciation and amortization	—	61,560		—	61,560
Restructuring and other charges	—	3,967	(21)	—	3,946

Total operating expenses	8,634	791,699	13	—	800,346

Operating income (loss)	(8,634)	(119,457)	25	—	(128,066)

Other income (expense), net of capitalized amounts	(24,703)	(294)	882	—	(24,115)
Loss in subsidiaries	(118,844)	—	—	118,844	—

Net income (loss)	$(152,181)	$(119,751)	$907	$118,844	$(152,181)

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Operations
Year Ended December 31, 2005
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$878,906	$200	$—	$879,106

Operating Expenses:
Cost of revenue	—	580,318	123	—	580,441
Research and development	645	6,172	—	—	6,817
Sales, general and administrative	3,844	305,015	23	—	308,882
Litigation settlement	—	2,000	—	—	2,000
Depreciation and amortization	—	101,706	—	—	101,706
Restructuring and other charges	—	1,678	(317)	—	1,361

Total operating expenses	4,489	996,889	(171)	—	1,001,207

Operating income (loss)	(4,489)	(117,983)	371	—	(122,101)

Other income (expense), net of capitalized amounts	(9,945)	(1,523)	141	—	(11,327)
Loss in subsidiaries	(118,994)	—	—	118,994	—

Net income (loss)	$(133,428)	$(119,506)	$512	$118,994	$(133,428)

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2003
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(260,471)	$(268,520)	$22,208	$246,312	$(260,471)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	38,789	2,653	—	41,442
Equity-based expense	20,597	—	—	—	20,597
Provision for bad debt and sales allowances	—	15,412	—	—	15,412
Non-cash restructuring, goodwill and asset impairments, inventory write-downs and gain on sale of fixed assets	—	71,166	289	—	71,455
Minority interest	—	(387)	—	—	(387)
Changes in operating assets and liabilities:
Accounts receivable	—	7,718	749	—	8,467
Inventory	—	(21,921)	—	—	(21,921)
Other current and non-current assets	(709)	(52)	9,550	—	8,789
Net transfers with subsidiaries	(59,331)	333,762	(28,119)	(246,312)	—
Accounts payable	—	(38,849)	(1,333)	—	(40,182)
Other accrued expenses	—	(15,269)	(11,326)	—	(26,595)

Net cash provided by (used in) operating activities	(299,914)	121,849	(5,329)	—	(183,394)

Cash flows from investing activities:
Purchase of property and equipment	—	(12,243)	—	—	(12,243)
Decrease in deposits and other long-term assets	—	2,850	—	—	2,850
Broadwing Communication Services, Inc. acquisition	—	(81,097)	—	—	(81,097)
Purchase of minority interest in Broadwing Communications, LLC	—	(1,789)	—	—	(1,789)
Purchases and sale of investments, net	8,771	—	—	—	8,771

Net cash used in investing activities	8,771	(92,279)	—	—	(83,508)

Cash flows from financing activities:
Repayments of notes payable and capital leases	—	(686)	(369)	—	(1,055)
Changes in deposits and other non-current assets	—	(4,704)	—	—	(4,704)
Proceeds from repayment of shareholder note	—	32	—	—	32
Purchase of treasury stock	(5,107)	—	—	—	(5,107)
Proceeds from private placement of common stock	73,794	—	—	—	73,794
Proceeds from stock options and warrants exercised	4,622	—	—	—	4,622

Net cash provided by (used in) financing activities	73,309	(5,358)	(369)	—	67,582

Cash effect of foreign exchange adjustment	—	477	—	—	477

Net increase in cash and cash equivalents	(217,834)	24,689	(5,698)	—	(198,843)

Cash and cash equivalents—beginning	434,899	(7,212)	6,146	—	433,833

Cash and cash equivalents—ending	$217,065	$17,477	$448	$—	$234,990

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2004
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(152,181)	$(119,751)	$907	$118,844	(152,181)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	60,291	—	—	60,291
Equity-based expense	8,634	—	—	—	8,634
Provision for bad debt and sales allowances	—	22,848	—	—	22,848
Deferred financing cost, original issue discount amortization, and accretion of interest	24,834	(3,357)	—	—	21,477
Amortization of deferred revenue	—	(3,016)	—	—	(3,016)
Changes in operating assets and liabilities:
Accounts receivable	—	(30,823)	(49)	—	(30,872)
Inventory	—	(228)	—	—	(228)
Other current and non-current assets	(8,528)	8,260	24		(245)
Net transfers with subsidiaries	(188,151)	305,894	1,101	(118,844)	—
Accounts payable	—	(31,574)	(802)	—	(32,376)
Other accrued expenses	(216)	(6,546)	(395)		(7,157)

Net cash provided by (used in) operating activities	(315,608)	201,998	786	—	(112,825)

Cash flows from investing activities:
Purchase of property and equipment	—	(74,725)	—	—	(74,724)
Proceeds from the sale of property and equipment	—	1,720	—	—	1,720
Cash acquired in Focal acquisition	—	10,510	—	—	10,510
Focal acquisition costs	172,948	(172,948)	—		—
Broadwing Communication Services, Inc. acquisition	—	10,000	—	—	10,000
Purchases and sale of investments, net	(87,741)	—	—		(87,741)

Net cash provided by (used in) investing activities	85,207	(225,443)	—	—	(140,235)

Cash flows from financing activities:
Repayments of notes payable and capital leases	(75,222)	(879)	(786)	—	(76,887)
Changes in deposits and other non-current assets	—	(4,269)	—	—	(4,269)
Proceeds from the issuance of convertible notes and associated warrants	225,000	(7,250)	—	—	217,750
Proceeds from stock options and warrants exercised	6,016	—	—	—	6,016

Net cash provided by (used in) financing activities	155,794	(12,398)	(786)	—	142,610

Net decrease in cash and cash equivalents	(74,607)	(35,843)	—	—	(110,450)

Cash and cash equivalents—beginning	217,065	17,477	448	—	234,990

Cash and cash equivalents—ending	$142,458	$(18,366)	$448	$—	$124,540

BROADWING CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2005
(in thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(133,428)	(119,506)	$512	$118,994	$(133,428)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	101,707	—	—	101,707
Equity-based expense	4,489	—	—	—	4,489
Provision for bad debt and sales allowances	—	37,794	—	—	37,794
Deferred financing cost, original issue discount amortization, and accretion of interest	19,027	(8,200)	—	—	10,827
Amortization of deferred revenue	—	(1,520)	—	—	(1,520)
Non-cash restructuring, goodwill and asset impairments, inventory write-downs and gain on sale of fixed assets	33	(830)	—		(797)
Changes in operating assets and liabilities:
Accounts receivable	—	(15,520)	(97)	—	(15,617)
Inventory	—	1,179	—	—	1,179
Other current and non-current assets	1,690	2,509	—		4,199
Net transfers with subsidiaries	15,419	102,846	729	(118,994)	—
Accounts payable	—	19,783	(126)	—	19,657
Other accrued expenses	486	(29,571)	(656)	—	(29,741)

Net cash provided by (used in) operating activities	(92,284)	90,671	362	—	(1,251)

Cash flows from investing activities:
Purchase of property and equipment	—	(55,255)	—	—	(55,255)
Proceeds from the sale of property and equipment	—	788	—	—	788
Ciena equipment deposit	—	(11,000)	—	—	(11,000)
Purchases and sale of investments, net	107,373	—	—		107,373

Net cash provided by (used in) investing activities	107,373	(65,467)	—	—	41,906

Cash flows from financing activities:
Repayments of notes payable and capital leases	(96,441)	(1,139)	(253)	—	(97,833)
Changes in deposits and other non-current assets	—	(2,185)	—		(2,185)
Proceeds from stock options and warrants exercised	1,529	—	—	—	1,529

Net cash provided by (used in) financing activities	(94,912)	(3,324)	(253)	—	(98,489)

Net increase in cash and cash equivalents	(79,823)	21,880	109	—	(57,834)

Cash and cash equivalents—beginning	142,458	(18,366)	448	—	124,540

Cash and cash equivalents—ending	$62,635	$3,514	$557	$—	$66,706

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROADWING CORPORATION
By:	/s/ Lynn D. Anderson
Senior Vice President and Chief
Financial Officer

By:	/s/ Richard A. Martin
Vice President, Chief Accounting
Officer and Controller

Date: August 11, 2006